Exhibit 99.1

FOR IMMEDIATE RELEASE

July 8, 2015

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

(720) 566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES NEW
INDEPENDENT DIRECTOR ROBERT SKAGGS

Gillette, Wyo, July 8, 2015 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced that, effective July 7, 2015, Robert Skaggs has been elected to the Cloud Peak Energy Board of Directors and will also serve as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

Skaggs is chairman of the board and chief executive officer of Columbia Pipeline Group, Inc. (“CPG”).  CPG companies own and operate more than 15,000 miles of strategically located natural gas pipelines, integrated with one of the largest underground storage systems in North America.  Prior to CPG’s separation from NiSource Inc. in July 2015, Skaggs served as chief executive officer of NiSource since 2005 and president since 2004. NiSource Inc. is a Fortune 500 energy holding company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution.  NiSource relies on balanced fuel sources for its generation, including coal.

Prior to October 2004, Skaggs was executive vice president, Regulated Revenue, for NiSource, responsible for developing regulatory strategies and leading external relations across all of the corporation’s energy distribution markets as well as its extensive interstate pipeline system.  He also led regulated commercial activities, including large customer and marketer relations and energy supply services, as well as federal governmental relations.

Skaggs joined the law department of Columbia Gas Transmission in 1981 and served in various management positions until he became president of Columbia Gas of Ohio and Columbia Gas of Kentucky in 1996.  Effective with the November 2000 merger of NiSource and Columbia Energy Group, he added the responsibilities of president of Bay State Gas and Northern Utilities.  In December 2001, his role was further expanded to include the duties of president and CEO of the Columbia companies in Pennsylvania, Virginia, and Maryland.  He was promoted to executive vice president, Regulated Revenue, for NiSource in October 2003.

Skaggs earned a bachelor’s degree in economics from Davidson College, a law degree from West Virginia University, and a master’s degree in business administration from Tulane University.

Keith Bailey, Chairman of the Board of Cloud Peak Energy, said, “We are excited to have Bob join our Board.  Bob has a strong background in the natural gas and electric generation industries, including coal-fired generation, and brings additional executive leadership experience to the Board.  We look forward to his valuable insights and contributions to our company.”

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2014, Cloud Peak Energy shipped approximately 86 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,600 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately four percent of the nation’s electricity.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, (720) 566-2932
Vice President, Investor Relations

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